Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-239939) and Form S-8 (Nos. 333-249375 and 333-260253) of Boxlight Corporation of our report dated March 16, 2022, relating to the financial statements of FrontRow Calypso LLC, which appears in this Form 8-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, GA

March 17, 2022